UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement
Under the Securities Act of 1933

Douglas Lake Minerals Inc.
(Name of Small Business Issuer as Specified In Its Charter)

Nevada (State or jurisdiction of Incorporation or organization)	1000 (Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7425 Arbutus Street
Vancouver, British Columbia, Canada V6P 5T2
     Telephone No.: (604) 961-0203
(Address and telephone number principal
executive offices and place of business)

Laurence Stephenson, President
Douglas Lake Minerals Inc.
c/o 3990 Warren Way
           Reno, Nevada 89509
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Fraser and Company
Suite 1200, 999 West Hastings Street
Vancouver, British Columbia, Canada V6C 2W2
Telephone No.: (604) 669-5244
Facsimile No.: (604) 669-5791

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ❒

Calculation Of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common	1,113,000	$0.25	$278,250	$35.25

Up to 1,113,000 shares of our common stock may be sold by the selling shareholders to the public at a fixed price of $0.25 per share until such time as the shares of our common stock is quoted on the NASD Over-the-Counter Bulletin Board ("OTCBB") or listed on an exchange. Although we intend to apply for quotation of our common stock on the OTCBB, public trading of our common stock may never materialize. If our common stock becomes quoted on the OTCBB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Douglas Lake Minerals Inc.
1,113,000 shares of Common Stock at $0.25 per share

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Douglas Lake Minerals Inc. will not receive any proceeds from this offering and has not made any arrangements for the sale of these securities. See "Risk Factors" commencing on page 6 for a full discussion of the risks involved in this offering.
	Offering Price	Commissions	Proceeds to Selling Shareholders
Per Share	$0.25	n/a	$0.25
Total	$278,250	n/a	$278,250

The offering will remain open for 90 days, and may be extended an additional 60 days in our sole discretion. While the offering remains open, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell our shares and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is _________________, 2004.

Prospectus Summary

YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS" on page 6.

DOUGLAS LAKE MINERALS INC. (the "Company" or "Douglas Lake") was incorporated under the laws of the State of Nevada on January 5, 2004. We have not commenced active business operations.

We are an exploration stage company that recently acquired our mineral property. Presently, our business plan is to perform exploration on our mineral property. Our only property, the PAC claims, consist of two mineral claims covering 1,000 hectares located in the Coast Range mountains in south-west British Columbia in Lillooet Mining Division. We intend to explore for base and precious metals on our property. There can be no assurance that valuable minerals exist on our property until proper geological work and analysis is performed. Our property has no proven or probable mineral reserves. We own a 100% undivided mineral interest in the mineral claim and our title to the mineral claim gives us the rights to any of the mineral deposits situated on the claim.

As of today's date, we have spent US$7,500 to purchase a 100% undivided mineral interest for the PAC mineral claims located in the Lillooet Mining District of British Columbia.

Our administrative office is located at 7425 Arbutus Street, Vancouver, British Columbia, Canada, V6P 5T2, telephone (604) 961-0203. Our registered office is located at 3990 Warren Way, Reno, Nevada 89509. Our fiscal year end is May 31.

The Offering
Securities Being Offered	Up to 1,113,000 shares of our common stock held by the selling shareholders named in this prospectus.
Offering Price and Plan of Distribution

The selling shareholders named in this prospectus will sell the 1,113,000 shares of our common stock offered under this prospectus at an offering price of $0.25 per offered share unless the offered shares are quoted on the over-the-counter bulletin board. We intend to apply to the over-the-counter bulletin board to allow for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

Minimum number of Shares to be sold in this Offering	None.
Securities issued and to be issued	3,113,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the 1,113,000 shares to be sold under this prospectus will be sold by existing shareholders.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Summary Financial Information
As of Fiscal Year Ended May 31, 2004
Balance Sheet Data:
Working Capital	$44,769
Total Assets	$45,901
Total Liabilities	$22,000
Shareholder's Equity	$23,901

Statement of Operations Data:
Revenue	NIL
Total Expenses	$36,874
Net Income (Loss)	($36,874)

INVESTMENT IN OUR COMPANY INVOLVES SIGNIFICANT RISKS BECAUSE OUR MINERAL CLAIMS ARE AT THE EXPLORATION STAGE AS OPPOSED TO THE DEVELOPMENT STAGE. OUR MINERAL CLAIMS DO NOT HAVE A KNOWN BODY OF COMMERCIAL ORE. THE COMPANY WILL NOT BE RAISING ANY FUNDS IN THIS OFFERING. THE COMPANY WILL USE AVAILABLE WORKING CAPITAL TO CONDUCT A PHASE I EXPLORATION PROGRAM CONSISTING OF SAMPLING AND A MAPPING PROGRAMME AT AN ESTIMATED COST OF US$4,500. FROM THESE RESULTS, IF OUR GEOLOGIST RECOMMENDS A PHASE II PROGRAMME, WE WILL FOLLOW-UP WITH MORE DETAILED MAPPING AND SAMPLING AT AN ESTIMATED COST OF US$8,500. WE PRESENTLY HAVE THE FUNDS TO CONDUCT BOTH PHASE I AND II PROGRAMS, HOWEVER, WE MAY NOT HAVE THE FUNDS TO CONDUCT PHASE II AFTER WE HAVE COMPLETED PHASE I, AND WE ARE NOT RESERVING ANY OF OUR CASH FOR PHASE II.

Risk Factors

There is no assurance that our business will be profitable. We must conduct exploration to determine what amount, type and tenure of minerals, if any, exist on our property. We do not claim to have any reserves whatsoever at this time on any of our claims. An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

We are a recently organized business and you cannot evaluate the investment merits of our Company because we have no operating history.

Our Company is only recently organized with no operating history which makes it difficult to evaluate the investment merits of our Company. Our Company was recently organized on January 5, 2004 and is a start-up company. We have no operating history and we do not have any business prior to our organization. As of May 31, 2004, we incurred cash expenses of $36,874.

We may not be able to continue as a going concern if we do not obtain additional financing.

Because of our lack of funds and short operating history incurring only expenses, our independent accountants' audit report states that there is substantial doubt about our ability to continue as a going concern. Our independent auditor pointed out that we incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations.

If we do not obtain additional financing, our business will fail because we cannot fund our planned exploration programme.

In order for us to perform any further exploration or extensive testing past Phase I, and possibly Phase II, of our exploration program, we will need to obtain additional financing. As of May 31, 2004, we had cash in the amount of $44,769. We currently do not have any operations and we have no income. Our business plan calls for incurring additional expenses in connection with the mapping programme of our mineral claims. We have sufficient funds to carry out Phase I and Phase II of our exploration program. However, we may not have the funds to conduct Phase II after we have completed Phase I, and we are not reserving any of our cash for Phase II. If our exploration programs are successful in discovering ore of commercial tonnage and grade, we will require additional funds in order to place the PAC claims into commercial production. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market price for base and precious metals and the cost of exploring for these minerals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because our Officers and Directors have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Stephenson presently spends approximately 20% of his business time on business management services for our Company and Mr. Johnston plans to spend 5% of his time on the affairs of Douglas Lake. While Messrs. Stephenson and Johnston presently possess adequate time to attend to our interests, it is possible that future demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. In addition, Messrs. Stephenson and Johnston may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels. Competing demands on their business time may cause them to have differing interest in approving significant corporate transactions from those of other stockholders.

Our directors and officers shall be indemnified for any monies they pay in settlement of actions performed while a director or officer. This may hurt our profitability.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of our officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company. We have authorized the indemnification of our officer and director to the full extent available under the Nevada Revised Statutes.

We have no known mineral resources and if we cannot find any mineral resources we may have to cease operations.

We have no measured mineral bodies. If we do not find a mineral body or bodies containing valuable minerals or metals or if we cannot conduct further exploration of any discovered minerals, either because we do not have money to do it or because it is not economically feasible to do it, we may have to cease operations and you will loose your investment.

If we are unable to extend the expiration date for our mineral claim, we will lose our mineral interest.

The PAC claims expire on November 5, 2004. If we are unable to extend the expiration date, we will lose our mineral claim. In order to renew our mineral claim and keep it in good standing, we have to pay approximately US$3,200 (Cad$4,400) to the Mineral Titles Branch or instead, complete and file an assessment report detailing the equivalent of US$3,200 in work on the claim for each year prior to the expiry date. After November 5, 2005, we are required to complete work in the amount of approximately US$6,400 (Cad$8,800) each year on the PAC claims. Under the Property Acquisition Agreement, Nicholson & Associates Natural Resources Inc. is obligated to keep the

PAC claims in good standing until April 11, 2006. If Nicholson does not pay the annual filing fees and keep the property in good standing, we may lose the property if we do not pay the filing fees ourselves.

Title to our mineral property is registered in the name of our President and he may transfer title to third parties without our knowledge.

Under British Columbia mining law, a foreign corporation cannot hold a British Columbia mining claim. To avoid the costs of creating a British Columbia wholly-owned subsidiary to hold title, we decided to register the property in the name of our President. Our President may convey title to the PAC claims to third parties without our knowledge and if the Deed of Transfer is recorded before we can register our documents, that third party will have superior title and we will have no title interest. If this occurs, we will lose our only asset and we will not be able to execute our business plan. Our only remedy would be to seek damages from our President for breach of fiduciary duty and be compensated with monetary damages.

If we do not pay advance royalties to the vendor of the PAC claims, we will lose our mineral property.

Under the Property Acquisition Agreement, we are required to pay Nicholson US$25,000 per year as advance royalties commencing April 11, 2007. If we fail to pay these advance royalties by April 11, 2007, we will have to transfer ownership of the PAC claims back to Nicholson. If we are required to do this, we will lose our only assets.

As we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Mining Act of British Columbia as we carry out our exploration programs. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

As the Province of British Columbia owns the land covered by our mineral claims and native land claims might affect our title to the mineral claims or to British Columbia's title to the property, our business plan may fail.

We are unaware of any outstanding native land claims on the PAC claims. However, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential mining. Should we encounter a situation where a native person or group claims an interest in our claims, we may be able to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish our interest in these claims. In either case, the costs and/or losses could be greater than our financial capacity and our business would fail.

Risks associated with this Offering

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 1,113,000 shares of our common stock through this prospectus. Our common stock is presently not traded or quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is quoted will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 35.8% of the common shares outstanding as of the date of this prospectus.

Because there is no public trading market for our common stock, you may not be able to resell your shares.

Our Company plans to have its shares quoted on the NASD's OTC Bulletin Board. There are no assurances that we will be successful in listing our shares. There is currently no public trading market for our common stock. Therefore there is no central place, like a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. Therefore, you may not be able to resell your shares.

Re-sale restrictions for British Columbia residents

Selling shareholders, who are all residents of British Columbia, have to rely on an exemption from prospectus and registration requirements of B.C. securities laws to sell their shares which are being registered for resell by this prospectus. Selling shareholders have to comply with B.C. Securities Commission's BC Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" to resell their shares. BC Instrument 72-502 requires, among other conditions, that B.C. residents hold the shares for 4 months and limit the volume of shares sold in a 12-month period. (See "Canadian Securities Law"). These restrictions will limit the ability of the B.C. residents to resell the securities in the United States and therefore, may materially affect the market value of your shares.

Use Of Proceeds

We will not receive any proceeds from the sale of common shares offered in this prospectus by our selling shareholders.

Determination Of Offering Price

The $0.25 per share offering price of our common shares by which our selling shareholders will sell their shares prior to the quotation of the Company's shares on the NASD Over-the-Counter Bulletin Board ("OTCBB") was arbitrarily chosen. The sales price of our common shares from our March 2004 private placement offering of 41,000 common shares was US$0.25 per share. On March 1, 2004 the Company made a private offering of 1,050,000 common shares at a price of US$0.05 per share. In June 2004, we issued 22,000 shares of common stock at a price of US$0.01 per share.

There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

We intend to apply to the OTCBB to allow the quotation of our common stock upon us becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling shareholders

The selling shareholders named in this prospectus are offering all of the 1,113,000 shares of common stock offered through this prospectus, of which 1,091,000 of the shares were acquired by the selling shareholders from us in an offering that was exempt from registration under Rule 504 of Regulation D of the Securities Act of 1933 and completed in March 2004; and 22,000 shares were acquired by the selling shareholders from us in an offering that was exempt from registration under Regulation S of the Securities Act in June 2004.

Based on information provided to us by the selling shareholders, the following table provides information regarding the number of shares of our common stock held by each of the selling shareholders as of July 15, 2004, including:
(1)	the total number of shares that are to be offered by each;
(2)	the percentage owned by each prior to the offering;
(3)	the percentage owned by each upon completion of the offering; and
(4)	the identity of the beneficial holder of any entity that owns the shares.

Name and Address of Selling Shareholders (1)	Number of Shares Being Offered	Percentage of Ownership Before Offering	Percentage of Ownership After Offering (2)
Sarbjit Bassan Richmond, BC	1,000	0.0%	0.0%
Kamaljit Cheema Vancouver, BC	1,000	0.0%	0.0%
Malkit Cheema Vancouver, BC	2,000	0.1%	0.0%
Onkar Cheema Vancouver, BC	1,000	0.0%	0.0%
Ranjit Cheema Vancouver, BC	1,000	0.0%	0.0%
Kuljeet Chohan Surrey, BC	2,000	0.1%	0.0%
Rajeev Chohan Surrey, BC	1,000	0.0%	0.0%
Rajinder Chohan Surrey, BC	1,000	0.0%	0.0%
Matthew Fahey Vancouver, BC	1,000	0.0%	0.0%
Ian Hamilton W. Vancouver, BC	150,000	4.9%	0.0%
Andrew Howland Port Coquitlam, BC	1,000	0.0%	0.0%
Harinder Singh Jawanda Delta, BC	1,000	0.0%	0.0%
Pardeep Johal Surrey, BC	1,000	0.0%	0.0%

Name and Address of Selling Shareholders (1)	Number of Shares Being Offered	Percentage of Ownership Before Offering	Percentage of Ownership After Offering (2)
Parveen Johal Delta, BC	1,000	0.0%	0.0%
John Kason Prince George, BC	1,000	0.0%	0.0%
Gregory Kraft Vancouver, BC	1,000	0.0%	0.0%
Kyle Kraft Vancouver, BC	1,000	0.0%	0.0%
Jack Lovelock N. Vancouver, BC	1,000	0.0%	0.0%
Jaqueline Lovelock N. Vancouver, BC	1,000	0.0%	0.0%
Robin Lyman Vancouver, BC	1,000	0.0%	0.0%
Inderpaul Malhi Vancouver, BC	1,500	0.0%	0.0%
Rupinder Malhi Vancouver, BC	1,500	0.0%	0.0%
Michael Mulberry W. Vancouver, BC	1,000	0.0%	0.0%
Angela Neale Vancouver, BC	150,000	4.9%	0.0%
Karli Neale N. Vancouver, BC	1,000	0.0%	0.0%
Tejbir Nat Vancouver, BC	1,000	0.0%	0.0%
Constantin Penn Vancouver, BC	1,000	0.0%	0.0%
Patricia Penn Vancouver, BC	1,000	0.0%	0.0%
Chand Rahl Vancouver, BC	1,000	0.0%	0.0%
Raman Rahl Vancouver, BC	1,000	0.0%	0.0%
Tilak Rahl Vancouver, BC	1,000	0.0%	0.0%
Jaskarn Rai Vancouver, BC	1,000	0.0%	0.0%
Herminder Rai Surrey, BC	1,000	0.0%	0.0%

Name and Address of Selling Shareholders (1)	Number of Shares Being Offered	Percentage of Ownership Before Offering	Percentage of Ownership After Offering (2)
Kulbir Rehal Surrey, BC	1,000	0.0%	0.0%
Sarbjeet Rehal Surrey, BC	1,000	0.0%	0.0%
Gavin Roy Vancouver, BC	150,000	4.9%	0.0%
Warren Roy Vancouver, BC	150,000	4.9%	0.0%
Gurpreet Sangha Surrey, BC	150,000	4.9%	0.0%
Harpreet Sangha Surrey, BC	151,000	4.9%	0.0%
Jatinderjeet Sangha North Delta, BC	150,000	4.9%	0.0%
Tapinder Sidhu New Westminster, BC	2,000	0.1%	0.0%
Boon-Teik Sim Burnaby, BC	1,000	0.0%	0.0%
David Smalley Vancouver, BC	22,000	0.7%	0.0%
Peter Yee Surrey, BC	1,000	0.0%	0.0%
Total	1,113,000	35.8%

(1) None of the selling shareholders has had a material relationship with us other than as a shareholder at any time since inception of the Company; or has been one of our officers or directors.

(2) Based on the assumption that the selling shareholders will sell all of their shares offered in this prospectus. However, we do not know whether the selling shareholders will sell all or less than all of their shares.

Plan Of Distribution

Summary

We have agreed to register for public resale, our common shares which have been issued to the selling shareholders. The offering will remain open for 90 days, and may be extended an additional 60 days in our sole discretion. The selling shareholders will receive all of the net proceeds from their sales. Prior to having its shares quoted on OTCBB, the selling shareholders may, from time to time, sell all or a portion of the shares of common stock of our Company, which they own at $0.25 per share. After the shares of the Company are quoted for trading on the OTCBB, the selling shareholders may sell their shares at the then market prices on the OTCBB or privately negotiated prices, which may be less than or greater than $0.25 per share. Presently, the selling shareholders cannot sell their common stock of our Company in accordance with Rule 144 under the Securities Act.

The selling shareholders may sell their shares of common stock of our Company directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. Brokers or dealers may receive commissions, discounts or concessions from a selling shareholder or, if any such broker or dealer acts as agent for the purchaser of such shares, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved.

The selling shareholders and any brokers, dealers or agents that participate with the selling shareholders in sales of their shares of common stock of our Company may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such brokers, dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We are required to pay all fees and expenses incident to the registration of our shares of common stock offered hereby other than broker or dealer discounts and commissions.

Selling shareholder's "Underwriter" Status; prospectus Delivery Requirement

As indicated on the prospectus cover page, all shareholders as of the date of this prospectus who resell such shares may be deemed to be statutory "underwriters" (as defined in Securities Act of 1933 Section 2(11)) and "engaged in a public distribution". Accordingly, Douglas Lake intends to mail a prospectus to each shareholder. Each selling shareholder should review it carefully and deliver it to any broker or dealer engaged to sell stock or to any buyer in a direct sale. Selling shareholders and certain brokers and dealers are required to deliver a prospectus 48 hours prior to confirming sales. See the back cover page of the prospectus. Additional copies of the prospectus may be printed by accessing it on the SEC website at http://www.sec.gov, or it may be obtained by writing or calling Douglas Lake at 7425 Arbutus Street, Vancouver, British Columbia, Canada, V6P 5T2, telephone (604) 961-0203. See "Selling Shareholders" above for information as to the largest shareholders, the amounts owned, and any relationships with Douglas Lake.

Suggested Selling Shareholder's Underwriting Compliance Procedures

Except as indicated under "Selling Shareholders" none of the shareholders is known to Douglas Lake to be a broker or dealer or to have any experience in the distribution of securities or to have any material relationships with Douglas Lake. Douglas Lake is not aware of any intent by a shareholder to engage in passive market making transactions as permitted by Rule 10b-6A under the Securities Exchange Act of 1934 or in stabilization or other transactions affecting the market price. We are not aware of any intent by our officers, directors or principal shareholders to purchase shares from selling shareholders.

It is suggested to selling shareholders that, to avoid technical violations of underwriting regulations, they should observe the prospectus delivery requirement described above and on the back cover of the prospectus, as well as the following suggested procedures, and also consult legal counsel. These suggestions do not constitute legal advice nor any representation or warranty that these are necessary or sufficient to comply with, or avoid enforcement action (civil or criminal) for alleged violations of, any type of law. Shareholders engaging in any direct or indirect transactions of any nature as to any of Douglas Lake's securities do so at their own risk and expense. All sales should be conducted through brokers or dealers, who should be given a copy of the prospectus and advised of the SEC and NASD position that such sales may be deemed to be part of a "public distribution" by statutory "underwriters" (selling shareholders). No purchases of shares or other transactions having the purpose or effect of affecting the price should be engaged in by or on behalf of shareholders before or after the sale. Douglas Lake's public reporting status should be brought to the brokers' or dealers' and buyers' attention. Updated information about Douglas Lake will be in its reports to the SEC at http://www.sec.gov. See "Available Information" near the end of the prospectus, for further details on how to obtain copies of such reports.

Although isolated resales often are exempt from state "blue sky" securities regulation and registration requirements, and the reporting company status of an issuer broadens the availability of resale exemptions, selling shareholders should be cautious in view of their "underwriter" status in the eyes of the SEC and NASD. They are urged to consult qualified local securities counsel. Douglas Lake is not undertaking, and it will be the selling shareholders' responsibility, to file any necessary state exemption, qualification, or registration statements or notices (such as Form U-1) and offering documents (such as this prospectus) if needed for resales in a particular state.

The selling shareholders may offer their shares of common stock at various times in one or more of the following transactions:

▪	in over-the-counter market;
▪	in private transactions other than in the over-the-counter market;
▪	in connection with short sales of our shares;
▪	by pledge to secure debts and other obligations; or
▪	in a combination of any of the above transactions.

The selling shareholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. Until the shares of the Company are quoted for trading on the OTCBB, the selling shareholders will sell their shares at a price of $0.25 per share. After the shares of the Company are quoted for trading on the OTCBB, the selling shareholders may sell their shares at the then market prices on the OTCBB or privately negotiated prices, which may be less than or greater than $0.25 per share.

The selling shareholders may use brokers or dealers to sell their shares. Sales through brokers or dealers may involve one or more of the following:

▪

block trades in which the broker or dealer so engaged will attempt to sell the selling shareholder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or
▪	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

If a broker or dealer is engaged by a selling shareholder, such broker or dealer may either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents. Affiliates of one or more of the selling shareholders may act as principals or agents in connection with the offer or sale of shares by selling shareholders.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that Rule.

Selling shareholders have been advised that during the time each is engaged in distribution of the securities covered by this prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

▪	shall not engage in any stabilization activity in connection with our securities;
▪	shall furnish each broker through which securities covered by this prospectus may be offered the number of copies of this prospectus which are required by each broker; and
▪	shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.

The selling shareholders and any brokers, dealers or agents that participate with the selling shareholder in sales of the shares may be deemed to be underwriters within the meaning of the Securities Act in connection with such sales and subject to any liabilities under such Act. Any commissions received by such brokers, dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Canadian Securities Law

Since all of the selling shareholders are residents of British Columbia, they have to rely on an exemption from prospectus and registration requirements of B.C. securities laws to sell their shares which are being registered for resell by this prospectus. The selling shareholders may rely on the B.C. Securities Commission's Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" to comply with B.C. securities laws to resell their shares.

According to BC Instrument 72-502, a B.C. resident who acquired securities under a prospectus exemption in a company that is not a reporting issuer under the B.C. Securities Act may sell those securities without filing a prospectus under the Act, if the following conditions are met:

(1)	The securities of the company are registered under section 12 of the U.S. Securities Exchange Act of 1934, as amended, or the company is required to file reports under section 15(d) of that Act.
(2)	The seller's residential address or registered office is in British Columbia.
(3)	A 4-month period has passed since the date the company issued the securities to the seller, or a control person sold the securities to the seller.
(4)	If the seller is a control person of the company, then the seller has held the securities for at least 6 months.
(5)

The number of securities the seller proposes to sell under BCI 72-502, plus the number of securities of the company of the same class that the seller has sold in the preceding 12-month period, does not exceed 5% of the company's outstanding securities of the same class.

(6)	The seller sells the securities through a registered investment dealer.
(7)	The registered investment dealer executes the trade through an exchange, or market, outside Canada.
(8)	There has been no unusual effort made to prepare the market or create a demand for the securities.
(9)	The seller has not paid any extraordinary commission or other consideration for the trade.
(10)

If the seller is an insider of the company, the seller reasonably believes that the company is not in default of the securities legislation (including U.S. federal and state securities legislation) that governs the company.

Special Note Regarding Forward Looking Statements

Some of the statements under the "Prospectus Summary," "Risk Factors," "Plan of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "intend", "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

Legal Proceedings

We are not a party to or aware of any threatened litigation of a material nature.

Our agent for service of process is Eh? Clerical Services Inc., of 3990 Warren Way, Reno, Nevada 89509.

Directors, Executive Officers, Promoters And Control Persons

Executive Officers And Directors

The following table sets forth the directors and executive officers of our Company, their ages, term served and all officers and positions with our Company. A director is elected by stockholders and serves until his or her successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity. Our director holds no directorships in any other company that has to comply with the reporting requirements of the Securities Exchange Act of 1934.
Name of Director	Age	Term Served	Positions
Laurence Stephenson	56	Since inception	President, and Director
Steven Johnston	52	Since inception	Secretary, Treasurer and Director

A brief description of the background and business experience of our executive officers:

Mr. Stephenson has been the President and Director since our Company's inception on January 5, 2004. Mr. Stephenson graduated from Carleton University in 1975 with a Bachelor of Science degree in Geology. In 1985, he graduated from York University with a Masters of Business Administration. He is registered as a Professional Engineer for the Province of Ontario (1981) and currently a member in good standing. With over 30 years experience in the field of mining exploration he has the experience to guide new companies through the effective use of financing in their exploration program. For the past five years, Mr. Stephenson was a self-employed consulting geologist. Mr. Stephenson will continue to serve in his present positions with the Company until the next annual meeting of shareholders and devote 20% (or 8 hours per week) of his business time to Douglas Lake.

Mr. Johnston has been the Secretary, Treasurer and Director since our Company's inception on January 5, 2004. Over the past 7 years, Mr. Johnston has been actively involved with corporate relations within the resource sector. A graduate of the University of Victoria, Mr. Johnston completed a double major in Canadian-U.S. Law & Government and Urban Town Planning. For the past five years, Mr. Johnston was a self-employed consultant. Mr. Johnston will continue to serve in his present positions with the Company until the next annual meeting of shareholders and devote 5% (or 2 hours per week) of his business time to Douglas Lake.

Conflicts of Interest

We believe that Laurence Stephenson could have conflict of interest relationships with other mineral exploration companies. Mr. Stephenson will continue to be involved in the mineral exploration business for other entities and his involvement could create conflicts of interest. At the present time, we do not foresee any direct conflicts because we intend to explore and develop our own mineral claims. However, in the future, we may enter into joint venture relationships with companies which Mr. Stephenson is affiliated. The only conflicts that we foresee is Mr. Stephenson's devotion to time to other mineral exploration projects that do not involve us.

Executive Compensation

To date, our directors do not currently receive and has never received any compensation for serving as a director of the company. In addition, at present, there are no ongoing plans or arrangements for compensation of any of our officers. Presently, there are no plans or agreements for compensation of our officers and directors even if certain milestones are achieved in the business plan. However, we expect to adopt a plan of reasonable compensation to our officers and employees when and if we become operational and profitable.

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended May 31, 2004, by Mr. Stephenson and Mr. Johnston, our sole executive officers.

Summary Compensation Table Long-Term Compensation Awards
Name and Principal Position	Compensation - 2004		($) Number of shares Underlying Options (#)
	Salary	($) Bonus
Laurence Stephenson President	None	None	None
Steven Johnston Secretary and Treasurer	None	None	None

Presently, we do not pay our directors or officers any salary or consulting fee. The value of the services of our President is $500 per month, which has been donated.

We do not presently have a stock option plan but intend to develop an incentive based stock option plan for our officers and directors in the future and may reserve up to ten percent of our outstanding shares of common stock for that purpose.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information with respect to the beneficial ownership of our company's common stock with respect to each named director and executive officer of our Company, each person known to our Company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our Company as a group:
Name and Address	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class (1)
Laurence Stephenson Vancouver, B.C. President and Director	Common	250,000 shares	8.0%
Steven Johnston Vancouver, B.C. Secretary, Treasurer and Director	Common	100,000 shares	3.2%
Duff Reid Kelowna, B.C. Holder of more than 5% of outstanding stock	Common	1,650,000 shares	53.0%
All officers & directors as a group (2 persons)	Common	350,000 shares	11.3%

(1) The percentage of class is based on 3,113,000 shares of common stock outstanding as of July 15, 2004.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

Douglas Lake is presently authorized to issue 100,000,000 shares of common stock, with a par value of $.001 per share. As of July 15, 2004, there were 3,113,000 shares of our common stock outstanding, held by 47 stockholders of record.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our Company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors. Holders of our common stock representing a majority of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, except as otherwise provided by statute. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our Company nor are any common shares subject to redemption or convertible into other securities of our Company. Upon liquidation, dissolution or winding up of our Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

Options and Warrants

We do not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our board of directors may later determine to authorize options and warrants for our Company.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by state laws. Under Nevada corporate law, no dividends or other distributions may be made which would render our company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Anti-Takeover State Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of it is parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Market For Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Rule 144

A total of 3,091,000 shares of our common stock will be available for resale to the public after March 16, 2005, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933. After June 28, 2005, 3,113,000 shares of our common stock will be available for resale to the public in accordance with the volume and trading limitations of Rule 144.

In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock, which in our case is equal to approximately 31,130 shares as of the date of this prospectus; or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

There is presently no agreement by any holder, including our "affiliates", of "restricted" shares not to sell their shares.

Penny Stock Regulation

Our shares will have to comply with the Penny Stock Reform Act of 1990 which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that has to comply with the penny stock rules. As our shares immediately following this offering will likely have to comply with such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

Holders

There are 47 shareholders of record for the common shares.

Dividends

No dividends have been declared on the common shares as of the date hereof.

Certain Relationships and Related Transactions

In connection with the organization of Douglas Lake, Mr. Stephenson, the President and Director of our Company, and Mr. Johnston, our Secretary, Treasurer and Director, respectively purchased 250,000 shares and 100,000 shares at a price of $0.001 per share.

Pursuant to a private offering conducted in March 2004, Steven Johnston, a director of the Company, was paid a finder's fee of $5,250.

As part of the Property Acquisition Agreement, Nicholson & Associates Natural Resources Inc., the vendor of the PAC claims, has agreed to provide geological consulting services for the PAC claims and will maintain the PAC claims in good standing until April 11, 2006. It costs approximately US$3,200 (Cad$4,400) per year to keep the PAC claims in good standing. If Nicholson does not keep the property in good standing by paying the annual fees or completing the required work on the property, we will have to pay these costs ourselves to keep the property in good standing. If these payments are not made, we may lose the property.

We have no formal written employment agreement or other contracts with our officers, and there is no assurance that the services to be provided by them, and facilities to be provided by Mr. Stephenson, will be available for any specific length of time in the future. Mr. Stephenson anticipates initially devoting up to approximately 20% of his business time to the affairs of our Company. If and when the business operations of our company increase and a more extensive time commitment is needed, Mr. Stephenson is prepared to devote more time to our company, in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements with our Company would be determined if and when such arrangements become necessary.

Business

History and Organization

Douglas Lake Minerals Inc. was incorporated under the laws of the state of Nevada on January 5, 2004. We have not commenced business operations and we are considered an exploration stage company . To date, our activities have been limited to organizational matters, obtaining a geology report on the PAC claims and the preparation and filing of the registration statement of which this prospectus is a part. In connection with the organization of our Company, the founding shareholders of our Company contributed an aggregate of US$2,000 cash in exchange for a total of 2,000,000 shares of common stock. We have no significant assets.

We own a 100% interest in two mineral claims (PAC 1 and PAC 2) consisting of an aggregate of 40 units, subject to a 7.5% Gross Rock Royalty and a 2.5% Net Smelter Return royalty. The PAC claims were acquired by our

Company for a cash payment of US$7,500 from Nicholson & Associates and subsequently transferred to Laurence Stephenson who holds the PAC claims in trust, as President, on behalf of the Company.

Glossary of Technical Terms

The following defined technical terms are used in our registration statement

Advance Royalty Payments means from time to time payments to Nicholson by the Company before Commencement of Commercial Production of Minerals.

Assay means an analysis to determine the presence, absence or quantity of one or more components.

Commencement of Commercial Production, with respect to Minerals or Rock, as the case may be, means:
(a)

If a Mill is located on the subject property, the last day of a period of forty (40) consecutive days in which, for not less than thirty (30) days, the mill processed Mineral or Rock from the Property at 60% of its rated capacity; or

(b)

if no Mill is located on the Property, the last day of the first period of thirty (30) consecutive days during which Mineral or Rock has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues; or

(c)	with respect to Rock, following the 30th day of extraction for commercial use.

No period of time during which ore or concentrate is shipped from the Property for testing purposes or during which milling operations are undertaken as initial tune-up will be taken into account in determining the date of Commencement of Commercial Production.

Cretaceous means the geological period extending from 135 million to 63 million years ago.

Gross Rock Revenue means, for any period, the gross proceeds received by the Company in that period from the sale of Rock produced from the Property less any treatment, beneficiation or other changes or penalties deducted by the purchase to whom such Rock is shipped, less:
(a)	all costs of the Company associated with such sales involving handling, weighing, sampling, determination of water content, insuring, packaging and transporting Rock;
(b)	the costs of marketing, including rebates or allowances made or given; and
(c)	any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income).

Mill means facility for processing ore to concentrate and recover valuable minerals.

Mineralization means minerals of value occurring in rocks.

Minerals means the ores or concentrates of minerals, as that term is defined in the Mineral Tenure Act (British Columbia), and the rock that is part of such ores and concentrates sold by the Company.

Net Smelter Return means, for any period the difference between:
(a)	the sum of:
(i)

the gross proceeds received by the Company in that period from the sale of Minerals produced from the property to a party that is arm's length to the Company, or that would have been received by the Company if the purchase of the Minerals were at arm's length to the Company, and

(ii)

in the case of the sale of Minerals that are ores that have not been processed in a Mill, the estimated cost that would have been incurred in crushing and beneficiating such Minerals in a Mill as agreed by the parties or otherwise determined by a competent mining or metallurgical engineer;

and

(b)	the sum of:
	(i)	all amounts paid on account of Advance Royalty Payments;
	(ii)	any insurance costs in connection with shipping such Minerals;
	(iii)	any costs of transport;
	(iv)	all costs of the Company associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;
	(v)	the costs of marketing, adjusted for rebates or allowance made or given;
	(vi)	any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the Minerals or the value thereof; and
(vii)

any treatment, beneficiation or other charges or penalties deducted by any smelter or refinery to which such Minerals are shipped that have not been previously deducted in the computation of gross proceeds.

Net Smelter Royalty means the percentage of Net Smelter Return from time to time payable to Nicholson after Commencement of Commercial Production from the sale of Minerals.

Property means the PAC claims.

Rock means all substances that axe mined from the Property and sold by the Company that are not Minerals.

Gross Rock Royalty means the amount of royalty from time to time payable to Nicholson after Commencement of Commercial Production from the sale of Rock.

Proposed Business

Our plan of operations is to carry out exploration work on the PAC claims and to ascertain the quantities of base and precious metals. We will not be able to determine whether or not our mineral claims contain a mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability. We are presently in the exploration stage and there is no assurance that a mineral deposit exists on the mineral claims until appropriate geological exploration is done and a final comprehensive evaluation is concluded. There are no mineral reserves on the mineral claim and our proposed exploration program is entirely exploratory in nature.

The exploration program proposed by Douglas Lake is designed to determine whether mineralization exists to the extent that further exploration is recommended to outline any such discovered mineralized zones. It is uncertain at this time the precise quantity of minerals in the property that would justify actual mining operations. If we decide to abandon our mineral claims at any stage of our exploration program, we intend to acquire other properties and conduct similar exploration programs. The other properties may be located in the same mining district or we may decide to seek properties in other locations in the Province of British Columbia. Although management presently intends to explore properties located in British Columbia, we may in the future explore properties located in other jurisdictions, which may include other provinces in Canada, or in the United States.

Interest in Mineral Claims

Mr. G. Nicholson staked the claims. The claims are due to expire on November 5, 2004 if not kept in good standing. Nicholson has agreed to maintain the claims in good standing until November 5, 2005. In order to keep our mineral claims in good standing, a registered owner has to pay approximately $3,200 (Cad$4,400) to the Mineral Titles Branch of the British Columbia government, or instead, complete and file assessment work equivalent to $3,200 each year prior to November 5, 2005. Douglas Lake may allocate to future years any assessment work completed for greater than $3,200. After November 5, 2005, we need to spend approximately $6,400 (Cad$8,800) per year to keep the mineral claims in good standing. The mineral claims are recorded in the name of Mr. Stephenson to avoid the extra costs of creating a wholly-owned subsidiary British Columbia company to hold title. Mr. Stephenson has signed a Declaration of Trust stating that he is holding the PAC claims in trust and on behalf of Douglas Lake.

Under British Columbia law, title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are a Nevada corporation, we can never possess a legal mining claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe these costs are not necessary. If we decide to form a wholly-owned British Columbia corporation, it will have to pay a minimum of $500 and register other documentation to be able to file a Bill of Sale on the Company's behalf. The decision to record or not record the mineral claim in our name is solely within our discretion.

Acquisition of PAC Claims

Pursuant to the Property Acquisition Agreement dated April 11, 2004, Douglas Lake acquired a 100% undivided mineral interest in the PAC claims from Nicholson & Associates Natural Resources Development Inc. ("Nicholson") for cash consideration of $7,500. Nicholson retained a 7.5% Gross Rock Royalty and 2.5% Net Smelter Return Royalty on the mineral claims, but Douglas Lake has a right to repurchase 1.5% of the Net Smelter Return Royalty interest at a price of approximately US$1,000,000 within 12 months from commencement from commercial production. Under the Property Acquisition Agreement, we will have to pay Nicholson approximately US$25,000 per year as advance royalties commencing April 11, 2007. If we fail to pay Nicholson the US$25,000 by April 11, 2007, we must transfer ownership of the mineral claims back to Nicholson. As part of the $7,500 purchase price for the mineral interests, Nicholson will provide geological consulting services for the claims and maintain the claims in good standing until April 11, 2006.

The PAC Claims consist of two mineral claims representing a total of 40 units that has been staked and recorded as a four post claim. In the Province of British Columbia, each unit equals 25 hectares. The following table sets forth the details of the claim.

Claim Name	Units	Record Number	Expiry Date
PAC 1	20	406692	November 5, 2004
PAC 2	20	406693	November 5, 2004

Geology Report

In May 2004, Mr. Glen Macdonald, P.Geo. was hired by Nicholson under the Property Acquisition Agreement to provide an initial Geology Report on the PAC Claims. Mr. Macdonald has 28 years experience as a consulting geologist. He graduated from the University of British Columbia, Canada, with degrees in Economic in 1971 and Geology in 1973. He is a member of the Association of Professional Engineers and Geoscientists of the Province of British Columbia (No. 20464) and a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta (No. 36214). The purpose of this report was to evaluate the area of the claim group, and the prior exploration work conducted on the claims, and to recommend an exploration program.

Recommended Exploration Program

Mr. Macdonald recommended an initial two phase exploration program, Phase I consists of geological sampling and mapping programme on the property and is estimated to cost approximately $4,500 (Cad$6,200). Phase II will be contingent on the success of Phase I and will consist of more detailed mapping and sampling any newly discovered areas of interest at a proposed cost of approximately $8,500 (Cad$11,600). The recommended budget for the program is as follows:
Phase I	Rates quoted in Cad$	US$
1 Geologist	2 days @ $400 / day	$ 580
1 Technician	2 days @ $200 / day	290
Room and board	4 man days @ $50 / man / day	150

Phase I	Rates quoted in Cad$	US$
Supplies		70
Helicopter	2 hours @ $1,200 / hour	1,750
Assays	60 assays @ $15 / sample	650
Report		730
Filing fees		290
		$4,510
Phase II	Rates quoted in Cad$	US$
Personnel
1 Geologist	5 days @ $400 / day	$1,450
1 Technician	5 days @ $200 / day	730
Room and board	10 man days @ $50 / man / day	360
Supplies		150
Helicopter	3 hours @ $1,200 / hour	2,620
Assays	100 assays @ $15 / sample	1,090
Report		1,450
Filing fees		580
		$8,430

The decision to conduct additional exploration on the PAC claims will be based on the results of Phases I and II. The full scope and cost of this additional work will not be known until the completion of the previous work completed in Phase I and Phase II.

Geological Exploration Program in General

Our mineral claims presently do not have any mineral reserves. The property that is the subject of our mineral claims is undeveloped and do not contain any open-pit or underground mines. There is no mining plant or equipment located on the property.

We have not yet commenced exploration of the PAC Claims and exploration is currently in the preliminary stages. Our exploration program is exploratory in nature and there is no assurance that mineral reserves will be found.

Both Phase I and Phase II will consist of assaying and mapping programs. Rock samples will be taken from the property and sent to a geochemist for analysis of mineral content. Mapping consists of documenting our exploration surveys of the property.

Nicholson are qualified geologists and we will engage them to conduct the mineral exploration program under industry standards. They will be responsible for hiring personnel and for all appropriate worker-related costs and will bill us for their services. This work is applicable to assessment requirements for the claims. The work outlined in the budget set out above will cover an additional year of tenure maintenance.

Canadian Mining Law

Work on the claim is governed by the laws of British Columbia. Title to mineral claims are issued and administered by the Mineral Titles Branch, Ministry of Energy and Mines, and title must comply with all provisions under the Mineral Tenure Act (British Columbia). A mineral claim acquires the right to the minerals which were available at the time of location and as defined in the Mineral Tenure Act (British Columbia). There are no surface rights included, but the title holder has the right to use the surface of the claim for mining proposes only. All work carried out on a claim that disturbs the surface by mechanical means requires a Notice of Work and must receive written approval from the District Inspector of Mines prior to commencement.

Location and Access

The PAC claims are located in south-western British Columbia.

The PAC claims are located at 50° 31' north latitude and 123° 43' west longitude, NTS map sheet no. M-02J/12E, Vancouver and Lillooet Mining Divisions, British Columbia, see Location Map below. The nearest road access is one hour drive north from Vancouver, British Columbia, to the town of Squamish, and then by helicopter to the property, a distance of 75 kilometers.

YELLOWKNIFE
WHITEHORSE
NORTHWEST TERRITORIES
YUKON TERRITORY
JUNEAU
ALBERTA
BRITISH COLUMBIA
EDMONTON
Smithers
Prince George
Quesnel
Calgary
Property Location
Kamloops
Revelstoke
Kelowna
Vancouver
UNITED STATES
VICTORIA
Kilometres
DOUGLAS LAKE MINERALS INC.
PAC 1-2 CLAIMS
LOCATION MAP
APRIL, 2004
FIGURE 1

Claim Status

The PAC claims consist of two mineral claim covering 1,000 hectares (2,471 acres), record numbers 406692 and 406693. Claim title is recorded with the Provincial Ministry of Energy, Mines and Petroleum Resources. The anniversary date for the PAC Claims is November 5, 2004. The recorded owner is Laurence Stephenson (100%), a director and President of Douglas Lake. Mr. Stephenson is holding the mineral title in the PAC claims as trustee on behalf of Douglas Lake. The beneficial owner of the PAC claims is Douglas Lake. Mr. Stephenson signed a Declaration of Trust confirming that Douglas Lake is the beneficial owner of the mineral claim. If Douglas Lake fails to make the advance Net Smelter Return Royalty payment of $25,000 per year commencing April 11, 2007, the Company must transfer title back to Nicholson.

Physical Features

The area surrounding the claims has a rugged topography with surface elevations ranging from 600 to over 2,100 meters (2,000 to 7,000 feet). Mountains rise abruptly on the north side of the property; the highest peak on the property is approximately 2,150 meters (7,060 feet) above sea level. The south and southwest of the property are bordered by glaciers.

The climate during the summer is generally warm although brisk winds are common on unprotected ridges and peaks. The weather station at Pemberton Meadows (elevation of 655 meters) records a mean rainfall of 29 inches (741 mm) /year, a mean snowfall of 111 inches (2,824 mm) /year, and a mean daily temperature varying from a low of 21° F (-6.1° C) to a high of 65° F (18.6° C). However, conditions are more severe at higher elevations. The area's climate is likened to that of the western interior of British Columbia.

Treeline is approximately 1,600 meters on north facing slope. At lower elevations cedar, cottonwood, white pine, Douglas fir, and hemlock fir are common with Douglas and hemlock fir being more common at higher elevations. Alpine fir, mosses and grasses are found above the treeline.

History of the Claims

The PAC claims extend over a newly discovered portion of the Gambier Group rocks (a mixed volcano-sedimentary sequence of Lower Cretaceous age) intruded by later Cretaceous Coast intrusions. This suite of rocks has hosted several significant showings (i.e. Maggie) and economic mineral deposits (i.e. Northair and Britannia). Britannia was a long life (>70 years) world class massive sulphide deposit from which over 50 million tons of primarily copper rich ore was mined. All the notable showings have occurred south of the PAC claims. There is no recorded work or evidence of previous work within the areas of the PAC claims. Significant exploration work has also occurred north and east of the PAC claims.

The PAC claims were discovered during a helicopter reconnaissance trip while searching for mineralized areas newly exposed by the retreat of glaciers. Regional geochemical surveys had indicated elevated trace elements in the 90 percentile or greater for base metal deposition while previous government regional mapping had projected a section of Gambier Group rocks in the area. Following discovery, two visits were made for initial evaluation and sampling.

Geology

The area is underlain mostly by granitoid rocks of the Coast Plutonic Complex and highly deformed volcanic and sedimentary rocks of Lower Cretaceous age.

The Coast Plutonic Complex consists largely of plutonic rocks and subordinate gneiss and migmatite, mostly of uncertain age. The plutonic rocks are dominantly quartz diorite to grandodiorite, with some diorite and quartz monzonite. Regionally metamorphosed Late Triassic to Early Cretaceous sedimentary and volcanic rocks form northwest-trending roof pendants within the plutonic framework.

Highly deformed Lower Cretaceous aged stratified rocks are common with meta-volcanic rocks greatly predominate over meta-sedimentary strata. The volcanic rocks are mainly pyroclastic and are comprised of greenish tuffs and breccias, reddish brown to maroon breccia-conglomerates, and purplish breccias. Thin beds of brittle shale or siltstone are often interbedded with the volcanics.

A chain of late Tertiary and Quaternary calc-alkaline volcanic centres extends north through part of the Coast Plutonic Complex.

As in other parts of the Coast Mountains, the dominant structural trend is north-westerly. Foliation in plutonic rocks are generally northwest with steep dips. Schistosity in pendants is usually parallel or subparallel with contacts. Schistosity is rare in the meta-volcanics. It appears that deformation has been largely concentrated in narrow northwest trending zones, leaving the intervening areas with well preserved original textures suggest that deformation was controlled by deep-seated major structural features.

The geology of the area is not simple. Multiple deformation has rendered most of the rocks schistose and tightly compressed in complex repetitive folds. A subtlety of rock differences, and obscurity of bedding, facies changes in some formations, and a variation in intensity of hydrothermal alterations all combine to make a complex relationship which poor exposures, at lower elevations, further compounds.

The geology within the pac claim block appears to be divided into three parts, sediments to the north, volcanics in the east, and quartz diorite to the west and southwest. The sediments are mostly fissile shales, black carbonaceous argillites, and minor calcareous shales or limestone. The volcanics are dominantly flows and pyroclastic andesites with minor flow breccias. The principal plutonic rock is a coarse-grained, quartz diorite within several high-level, quartz monzonite stocks intruding the quartz diorite.

Recommendations

The PAC claims partially cover newly exposed mineralization contained within a package of rocks known for mineral occurrences and economic massive sulphide deposits. From initial sampling, anomalous values, principally in copper but also gold, silver, barium, were received from samples taken from the property. These were statistically anomalous values hosted by a favourable geologic unit. No economic values have been discovered to date.

Further work is required to acquire additional samples from the anomalous areas and to trace them out along strike. Geological mapping of the rock units is required. It will be necessary to determine if the geological trend is going off the property and, if so, whether additional claims will be required.

Geological and Technical Staff

We are unable to name the geologists and engineers who will be performing work for Douglas Lake because they have not been retained. At the right time, we will hire from the available pool of contract geologists depending on the time of the year and availability of experience. Presently, there are no agreements or understandings to hire such geologists or engineers.

Competitive Factors

The mineral industry is fragmented. We compete with other exploration companies looking for a variety of mineral resources. We are a very small exploration company compared to many of our competitors. Although we will be competing with other exploration companies, there is no competition for the exploration of minerals on our mineral claim. We intend to explore and find sufficient mineralization to a point in which major mining companies or mining financial groups would seriously consider pursuing the mineral claim as a valuable and significant acquisition.

Location Challenges

We do not expect any major challenges in accessing the property during the initial exploration stages.

Regulations

Our mineral exploration program will comply with the British Columbia Mineral Tenure Act. This act sets forth rules for:

*  locating claims
*  posting claims
*  working claims
*  reporting work performed

We also have to comply with the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

In order to explore for minerals on our mineral claim we must submit the plan contained in this prospectus for review. We believe that the plan as contained in this prospectus will be accepted and an exploration permit will be issued to us or our agent. The exploration permit is the only permit or license we will need to explore for precious and base minerals on the mineral claim.

We will be required to obtain additional work permits from the British Columbia Ministry of Energy and Mines for any exploration work that results in a physical disturbance to the land. Accordingly, we may be required to obtain a work permit if we proceed beyond the exploration work contemplated by our proposed Phase I and Phase II exploration programs. There is a charge of approximately $1,500 in order to obtain a work permit under the Mining Act. The time required to obtain a work period is approximately four weeks. We will incur the expense of our consultants to prepare the required submissions to the Ministry of Energy and Mines. We will be required by the Mining Act to undertake remediation work on any work that results in physical disturbance to the land. The cost of remediation work will vary according to the degree of physical disturbance. No remediation work is anticipated as a result of completion of Phase I and Phase II of the exploration program.

We have budgeted for regulatory compliance costs in the proposed exploration program recommended by the summary report. As mentioned above, we will have to sustain the cost of reclamation and environmental remediation for all exploration and other work undertaken. The amount of reclamation and environmental remediation costs are not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended exploration program. Because there is presently no information on the size, tenor, or quality of any mineral resource at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potential mineral deposit is discovered.

If we enter into substantial exploration, the cost of complying with permit and regulatory environment laws will be greater than in Phase I and Phase II because the impact on the project area is greater. Permits and regulations will control all aspects of any program if the project continues to that stage because of the potential impact on the environment. We may be required to conduct an environmental review process under the British Columbia Environmental Assessment Act if we determine to proceed with a substantial project. An environmental review is not required under the Environmental Assessment Act to proceed with the recommended Phase I or Phase II exploration programs on our PAC claims.

Environmental Factors

We will also have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our Phase I and II programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended two phases described above. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially-economic deposit is discovered.

Employees

Initially, we intend to use the services of contractors and consultants for exploration work on our properties. At present, we have no paid employees. We believe in keeping a low number of full-time employees will conserve cash and allow greater flexibility in the future.

Plan Of Operations

Our business plan is to proceed with the exploration of the PAC claims to determine whether there are commercially exploitable reserves of base and precious metals. We have decided to embark upon the initial phase of the exploration program recommended by Glen Macdonald, P.Geo. The initial phase of the recommended program will cost approximately $4,510. On May 31, 2004 we had cash on hand of $44,769 and working capital of $22,769. Accordingly, we are able to proceed through the initial stage of the exploration program without additional financing. The program will be overseen in the field by us.

We expect that the Phase I field work of our initial exploration program will be concluded by December 31, 2004. Once we receive the results of our initial exploration program, our board of directors, in consultation with our consulting geologist, will assess whether to proceed to any further exploration phases. In making this determination to proceed, we will make an assessment as to whether the results of the initial exploration phase are sufficiently positive to enable us to proceed. This determination will include an assessment of our cash reserves after completion of the initial phase, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment. Should the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the PAC claims, we intend to seek out and acquire other North American mineral exploration properties which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities.

Should a follow-up exploration program be undertaken, it would likely commence in March 2005 after reviewing the results of Phase II. The cost and scope of Phase II of the exploration program is estimated at $8,430. We presently have sufficient funds to carry out Phase II of our exploration program, if the results of Phase I supports our carrying out of Phase II. However, we may not have the funds to conduct Phase II after we have completed Phase I, and we are not reserving any of our cash for Phase II.

During this exploration stage, Mr. Stephenson, our president, and Mr. Johnston, our secretary-treasurer, will only be devoting approximately 5-10 hours per week of their time to our business. We do not foresee this limited involvement as negatively impacting our company over the next 12 months as all exploratory work is being performed by an outside consultant. If, however, the demands of our business require more time of Mr. Stephenson or Mr. Johnston, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, they are prepared to adjust their timetables to devote more time to our business. However, they may not be able to devote sufficient time to the management of our business, as and when needed.

In the event that we require additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

We anticipate that we will incur the following expenses over the next 12 months:

(1)	$4,510 in connection with the completion of the initial phase of our recommended geological work program, and contingent on the success of Phase I, $8,430 for Phase II of our recommended program; and
(2)

$10,000 for operating expenses and $23,235 for payment of offering expenses related to this Registration Statement. Of the offering expenses, $22,000 has been accrued as liabilities in the financial statements.

We had cash in the amount of $44,769 as of May 31, 2004. We do not have plans to purchase any significant equipment or change the number of our employees during the next 12 months. Accordingly, after the 12 months has passed, we will need to obtain additional financing for any significant new operational or exploratory expenses.

Results of Operations for Period Ending May 31, 2004

We did not earn any revenues from inception on January 5, 2004 to May 31, 2004. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

We incurred operating expenses in the amount of $36,874 for the period from inception on January 5, 2004 to May 31, 2004. These operating expenses included: (a) professional fees in connection with our corporate organization; (b) mineral property acquisition cost of $7,500; (c) rent, utilities and general and administrative expenses of $3,863; and (d) donated management services of $2,500. We anticipate our operating expenses will not change significantly as we undertake our exploration program.

We incurred a loss in the amount of $36,874 for the period from inception on January 5, 2004 to May 31, 2004. Our loss was attributable to organizational costs, professional fees and administrative expenses.

Liquidity and Capital Resources

We had cash of $44,769 as of May 31, 2004. We had working capital of $22,769 as of May 31, 2004.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Description of Property

We own a 100% interest in the PAC claims subject to the royalty interests described above. The PAC claims are located northwest of Squamish in southwestern portion of the province of British Columbia and consists of 40 units comprising 1,000 hectares.

We do not own or lease any property other than our interest in the PAC claims.

We are currently paying $500 per month for the use of our office space.

Available Information

We are filing a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Douglas Lake and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules. As of the effective date of this prospectus, we will have to comply with the information requirements of the Securities Exchange Act of 1934. Upon effectiveness of the Form SB-2 registration statement, we will be required to file reports with the SEC under section 15(d) of the Securities Act.

The reports we will be required to file are Forms 10-KSB, 10-QSB and 8-K. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material may be obtained from the public reference section, at prescribed rates. Please call the Commission at 1-800-SEC-0330. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider. Our registration statement and the referenced exhibits can also be found on this site.

Part F/S

Independent Auditors' Report

To the Stockholders and Board of Directors
of Douglas Lake Minerals, Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Douglas Lake Minerals, Inc. (An Exploration Stage Company) as of May 31, 2004 and the related statements of operations, stockholder's deficit and cash flows for the period from January 5, 2004 (Date of Inception) to May 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Douglas Lake Minerals, Inc. (An Exploration Stage Company), as of May 31, 2004, and the results of its operations and its cash flows for the period from January 5, 2004 (Date of Inception) to May 31, 2004, in conformity with generally accepted accounting principles used in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has losses from operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Manning Elliott"

CHARTERED ACCOUNTANTS
Vancouver, Canada
June 10, 2004

Douglas Lake Minerals, Inc.
(An Exploration Stage Company)
Balance Sheet
(Expressed in US dollars)
May 31, 2004 $
ASSETS

Current Assets

Cash	44,769

Total Current Assets	44,769

Plant and Equipment (Note 3)	1,132

Total Assets	45,901

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accrued liabilities	22,000

Total Liabilities	22,000

Commitments and Contingencies (Notes 1 and 5)

Stockholders' Equity

Common Stock, 100,000,000 shares authorized, $0.001 par value 3,091,000 shares issued and outstanding (Note 6)	3,091

Additional Paid in Capital	55,184

Donated Capital (Note 4)	2,500

Deficit Accumulated During the Exploration Stage	(36,874)

Total Stockholders' Equity	23,901

Total Liabilities and Stockholders' Equity	45,901

(The accompanying notes are an integral part of the financial statements)

Douglas Lake Minerals, Inc.
(An Exploration Stage Company)
Statement of Operations
(Expressed in US dollars)
From January 5, 2004 (Date of Inception) to May 31, 2004 $

Revenue	-

Expenses

Amortization	67
Bank charges	97
Donated services (Note 4)	2,500
General and administrative	2,283
Mineral property costs (Note 5)	7,500
Professional fees	22,847
Rent and utilities	1,580

Total Expenses	36,874

Net Loss For the Period	(36,874)

Net Loss Per Share - Basic	(0.02)

Weighted Average Shares Outstanding	2,039,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

(The accompanying notes are an integral part of the financial statements)

Douglas Lake Minerals, Inc.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in US dollars)
From January 5, 2004 (Date of Inception) to May 31, 2004 $
Cash Flows Used In Operating Activities

Net loss for the period	(36,874)

Adjustments to reconcile net loss to cash: Amortization Donated services	67 2,500

Change in operating assets and liabilities: Increase in accrued liabilities	22,000

Net Cash Used in Operating Activities	(12,307)

Cash Flows Used In Investing Activities Purchase of equipment	(1,199)

Net Cash Flows Used In Investing Activities	(1,199)

Cash Flows From Financing Activities Proceeds from issuance of common stock, net of share issue costs	58,275

Net Cash Flows Provided By Financing Activities	58,275

Increase in Cash	44,769

Cash - Beginning of Period	-

Cash - End of Period	44,769

Supplemental Disclosures Interest paid Income taxes paid	- -

(The accompanying notes are an integral part of the financial statements)

Douglas Lake Minerals, Inc.
(An Exploration Stage Company)
Statement of Stockholders' Equity
(Expressed in US dollars)
	Shares #	Amount $	Additional Paid-in Capital $	Donated Capital $	Deficit Accumulated During the Development Stage $	Total $
Balance - January 5, 2004 (Date of Inception)	-	-	-	-	-	-

Issue of common shares for cash
at $.001/share	2,000,000	2,000	-	-	-	2,000
at $.05/share	1,050,000	1,050	51,450	-	-	52,500
at $.25/share	41,000	41	10,209	-	-	10,250

Share issue costs	-	-	(6,475)	-	-	(6,475)

Donated services	-	-	-	2,500	-	2,500

Net loss for the period	-	-	-	-	(36,874)	(36,874)

Balance - May 31, 2004	3,091,000	3,091	55,184	2,500	(36,874)	23,901

(The accompanying notes are an integral part of the financial statements)

1.	Exploration Stage Company

The Company was incorporated in the State of Nevada on January 5, 2004. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No.7. The Company's principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its resource properties, confirmation of the Company's interests in the underlying properties, and the attainment of profitable operations. As at May 31, 2004, the Company has accumulated losses of $36,874 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

The Company is planning to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 1,113,000 shares of common stock for resale by existing shareholders of the Company. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	Summary of Significant Accounting Policies
	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company's fiscal year-end is May 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d)	Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at May 31, 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

2.	Summary of Significant Accounting Policies (continued)
	f)	Plant and Equipment
Plant and equipment consists of office equipment recorded at cost and amortized on a straight-line basis over a three-year period.
	g)	Mineral Property Costs

The Company has been in the exploration stage since its formation on January 5, 2004 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are charged to operations as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

	h)	Financial Instruments

Financial instruments, which include cash and accrued liabilities, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

	i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	j)	Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 "Foreign Currency Translation". Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	k)	Concentration of Credit Risk
Financial instruments that potentially subject the Company to credit risk consist principally of cash. Cash was deposited with a high quality credit institution.

3.	Plant and Equipment
		Cost $	Accumulated Amortization $	Net Book Value $
	Office equipment	1,199	67	1,132

4.	Related Party Balances/Transactions
	a)	During the period, the Company recognized a total of $2,500 for donated services provided by the President of the Company.
	b)	On March 1, 2004 the Company paid a $5,250 finder's fee to a director of the Company. Refer to Note 5 (b).

5.	Mineral Properties

The Company entered into an Agreement dated April 11, 2003 to acquire a 100% interest in two mineral claims located near Pemberton, British Columbia, Canada, in consideration for a cash payment of $7,500. The claims are subject to a 2.5% net smelter returns royalty and a 7.5% gross rock royalty. Advance royalty payments of $25,000 are due each year commencing April 11, 2007.

6.	Common Shares
	a)	On January 5, 2004 the Company issued 2,000,000 shares of common stock at a price of $0.001 per share for cash proceeds of $2,000.
	b)	On March 1, 2004 the Company issued 1,050,000 shares of common stock at a price of $0.05 per share for cash proceeds of $47,250 after payment of a $5,250 finder's fee to a director of the Company.
	c)	On March 16, 2004 the Company issued 41,000 shares of common stock at a price of $0.25 per share for cash proceeds of $9,025 after payment of a $1,225 finder's fee.

7.	Income Tax

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred net operating losses of $34,374 which commence expiring in 2024. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at May 31, 2004, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

2004 $
Net Operating Loss	34,374
Statutory Tax Rate	34%
Effective Tax Rate	-
Deferred Tax Asset	11,687
Valuation Allowance	(11,687)
Net Deferred Tax Asset	-

1,113,000 SHARES

OF DOUGLAS LAKE MINERALS INC.

COMMON STOCK

PROSPECTUS

Date:                    , 2004

The offering will remain open for 90 days from _____________, 2004, effective date of this offering, and may be extended an additional 60 days in our sole discretion. While the offering remains open, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

DOUGLAS LAKE MINERALS INC.
7425 Arbutus Street
Vancouver, British Columbia V6P 5T2

Part II - Information Not Required In Prospectus

Item 24.  Indemnification of Directors and Officers

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company. Sections 78.7502 and 78.791 provide as follows:

Section 78.7502.   Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

(1)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751  Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.
(1)

Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
	(a)	By the stockholders;
	(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
	(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
	(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
(2)

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3)	The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:
(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

	(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

To the extent that indemnification may be related to liability arising under the Securities Act, the Securities and Exchange Commission takes the position that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the offering for the securities included in this registration statement:
Amount
SEC Registration Fee	$35
Transfer Agent and Miscellaneous Fees	$1,000
Accounting Fees and Expenses	$4,000
Legal Fees and Expenses	$18,000
Printing and Shipping Expenses	$200
Total	$23,235

All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders named in this prospectus. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.  Recent Sales of Unregistered Securities

We issued an aggregate of 350,000 shares of common stock on January 5, 2004 to Laurence Stephenson and Stephen Johnston, our president and secretary-treasurer respectively, at a price of $0.001 per share. We received $350 from this offering. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. Messrs. Stephenson and Johnston are officers and directors of the Company. The securities sold were acquired for investment purposes only and without a view to distribution. At the time the shares were purchased, Messrs. Stephenson and Johnston were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers acquired the securities for their own account.

We issued 1,650,000 shares of common stock on January 5, 2004 to Duff Reid at a price of $0.001 per share. We received $1,650 from this offering. This issuance resulted in Mr. Reid's owning 53.0% of the issued and outstanding shares of our common stock. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. The securities sold were acquired for investment purposes only and without a view to distribution. At the time the shares were purchased, Mr. Reid was fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchaser acquired the securities for his own account.

We issued 1,091,000 shares of common stock to 43 purchasers in March 2004. The total amount we received from this offering was $62,750 and a total of $6,475 was paid out of the proceeds as finder's fees. The sale of 1,091,000 shares was exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. At the time of the sale, the Company was not subject to the reporting requirements of the Securities Exchange Act of 1934 and the total amount received by the Company from the sale was less than $1,000,000. No underwriters were involved with the sale of these securities. Each purchaser was a non-US person as defined in Regulation S of the Securities Act of 1933. No general solicitation was made to the public and no advertising was conducted for the offering.

In June 2004, we issued 22,000 shares of common stock to 1 purchaser at $0.01 per share pursuant to Regulation S of the Securities Act. The purchaser represented to us that he was a non-US person, as defined in Regulation S, and that his intention to acquire the securities was for investment only and not with a view toward distribution. We did not engage in a distribution of this offering in the United States and no general solicitation was made to the public and no advertising was conducted for the offering.

Item 27.  Exhibits Index
No.	Exhibit Name
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of Counsel
10.1	Property Acquisition Agreement dated April 11, 2004 between Nicholson & Associates Natural Resources Development Inc. and the Company
10.2	Mineral Claim
10.3	Bill of Sale Absolute dated June 25, 2004 transferring the PAC claims from Nicholson & Associates Natural Resources Inc. and David R. Deering to Laurence Stephenson
10.4	Declaration of Trust of Laurence Stephenson, dated June 25, 2004, that he is holding the mineral titles on behalf of Douglas Lake.

23.1	Consent of Manning Elliott, Chartered Accountant
23.2	Consent of Counsel (included in 5.1)
23.3	Consent of Glen MacDonald, P. Geo., Geologist

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

Item 28.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel in the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:
	I.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
II.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

III.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believes that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada on July 15, 2004.
Douglas Lake Minerals Inc. By: /s/ Laurence Stephenson Laurence Stephenson, President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.
/s/ Laurence Stephenson President and Director Laurence Stephenson	July 15, 2004
/s/ Stephen Johnston Secretary, Treasurer and Director Stephen Johnston	July 15, 2004